Exhibit 99.1

BGC Partners Updates Its Outlook for the Third Quarter of 2014

BGC Partners’ Third Quarter 2014 Financial Results Press Release and Conference Call

Scheduled for Thursday, October 30, 2014

NEW YORK – (September 29, 2014) – BGC Partners, Inc. (NASDAQ: BGCP) (“BGC Partners,” “BGC,” or “the Company”), a leading global brokerage company servicing the financial and real estate markets, today announced that it has updated its outlook for the quarter ending September 30, 2014.

The Company expects its financial results for the third quarter of 2014 to be above the high end of the range of its previously stated guidance for revenues and earnings. BGC’s third quarter outlook was originally published in a press release dated July 31, 2014 as follows:

Third Quarter 2014 Outlook Compared with Third Quarter 2013 Results

•	The Company expected distributable earnings revenues to be between approximately $410 million and $435 million, compared with $414.4 million.

•	BGC Partners anticipated pre-tax distributable earnings to increase by between approximately 39 percent and 60 percent and to be in the range of $52 million to $60 million, versus $37.4 million.

•	The Company expected its effective tax rate for distributable earnings to be approximately 15 percent, compared with 14.5 percent.[1]

This guidance assumed that the Cornish & Carey acquisition closed “in the middle of August, 2014”. The actual closing was announced on August 14, 2014.

BGC plans to issue an advisory press release by 8:00 a.m. ET on Thursday, October 30, 2014. This advisory release will notify the public that a full-text financial results press release will be accessible at any of the following pages:

http://ir.bgcpartners.com (an HTML version with Excel financial tables or PDF)

http://ir.bgcpartners.com/news-releases (an HTML version with Excel financial tables or PDF)

http://www.bgcpartners.com/news-centre/press-releases (PDF only)

The Company will host a conference call on Thursday, October 30, 2014 at 10:00 a.m. ET to discuss these results.

WHO:	BGC Partners, Inc. (NASDAQ: BGCP)
WHAT:	Third Quarter 2014 financial results conference call
WHEN:	Thursday, October 30, 2014 at 10:00 a.m. ET
WHERE:	The “Investor Relations” section at http://www.bgcpartners.com
HOW:	A listing of minimum system requirements can be found here:

[1]	BGC’s post-tax distributable earnings per share calculations assume either that the fully diluted share count includes the shares related to the dilutive instruments, such as the Convertible Senior Notes, but excludes the associated interest expense when the impact would be dilutive, or that the fully diluted share count excludes the shares related to these instruments, but includes the associated interest expense. In the third quarter of 2014, the pre-tax interest expense associated with the Convertible Senior Notes was expected to be $6.3 million while the post-tax interest expense was expected to be $5.3 million, and the associated weighted-average share count was expected to be 40.2 million, all based on distributable earnings.

http://event.on24.com/view/help/ehelp.html?text_language_id=en&fh=true&flashconsole=true&ngwebcast=true

An audio replay of the conference call is expected to be accessible at the “Investor Relations” section of http://www.bgcpartners.com within 24 hours of the live call for 365 days following the call. Additionally, call participants may dial in with the following information:

LIVE CALL:
Date – Start Time:	10/30/2014 10:00 AM ET
U.S. Dial In:	1 (888) 895-5271
International Dial In:	(+1) (847) 619-6547
Passcode:	38140312

REPLAY:
Available From – To:	10/30/2014 12:30 PM ET – 11/07/2014 11:59 PM ET
U.S. Dial In:	1 (888) 843-7419
International Dial In:	(+1) (630) 652-3042
Passcode:	38140312#

(Note: If clicking on the above links does not open up a new web page, you may need to cut and paste the above urls into your browser’s address bar.)

Distributable Earnings Defined

BGC Partners uses non-GAAP financial measures including “revenues for distributable earnings,” “pre-tax distributable earnings” and “post-tax distributable earnings,” which are supplemental measures of operating performance that are used by management to evaluate the financial performance of the Company and its subsidiaries. BGC Partners believes that distributable earnings best reflect the operating earnings generated by the Company on a consolidated basis and are the earnings which management considers available for distribution to BGC Partners, Inc. and its common stockholders, as well as to holders of BGC Holdings partnership units during any period.

As compared with “income (loss) from operations before income taxes,” “net income (loss) for fully diluted shares,” and “fully diluted earnings (loss) per share,” all prepared in accordance with GAAP, distributable earnings calculations primarily exclude certain non-cash compensation and other expenses which generally do not involve the receipt or outlay of cash by the Company, which do not dilute existing stockholders, and which do not have economic consequences, as described below. In addition, distributable earnings calculations exclude certain gains and charges that management believes do not best reflect the ordinary operating results of BGC.

Revenues for distributable earnings are defined as GAAP revenues excluding the impact of BGC Partners, Inc.’s non-cash earnings or losses related to its equity investments, such as in Aqua Securities, L.P. and ELX Futures, L.P., and its holding company general partner, ELX Futures Holdings LLC. Revenues for distributable earnings include the collection of receivables which would have been recognized for GAAP other than for the effect of acquisition accounting. Revenues for distributable earnings also exclude certain one-time or unusual gains that are recognized under GAAP, because the Company does not believe such gains are reflective of its ongoing, ordinary operations.

Pre-tax distributable earnings are defined as GAAP income (loss) from operations before income taxes excluding items that are primarily non-cash, non-dilutive, and non-economic, such as:

•	Non-cash stock-based equity compensation charges for REUs granted or issued prior to the merger of BGC Partners, Inc. with and into eSpeed, as well as post-merger non-cash, non-dilutive equity-based compensation related to partnership unit exchange or conversion.

•	Allocations of net income to founding/working partner and other limited partnership units, including REUs, RPUs, PSUs, LPUs, and PSIs.

•	Non-cash asset impairment charges, if any.

Distributable earnings calculations also exclude charges related to purchases, cancellations or redemptions of partnership interests and certain unusual, one-time or non-recurring items, if any.

“Compensation and employee benefits” expense for distributable earnings will also include broker commission payouts relating to the aforementioned collection of receivables.

BGC’s definition of distributable earnings also excludes certain gains and charges with respect to acquisitions, dispositions, or resolutions of litigation. This exclusion pertains to the one-time gain related to the NASDAQ OMX transaction. Management believes that excluding these gains and charges best reflects the operating performance of BGC. However, because NASDAQ OMX is expected to pay BGC in an equal amount of stock on a regular basis for 15 years as part of the transaction, the payments associated with BGC’s receipt of such stock are expected to be included in the Company’s calculation of distributable earnings. To make quarter-to-quarter comparisons more meaningful, one-quarter of the annual contingent earn-out amount will be included in the Company’s calculation of distributable earnings each quarter as “other revenues.”

Since distributable earnings are calculated on a pre-tax basis, management intends to also report “post-tax distributable earnings” and “post-tax distributable earnings per fully diluted share”:

•	“Post-tax distributable earnings” are defined as pre-tax distributable earnings adjusted to assume that all pre-tax distributable earnings were taxed at the same effective rate.

•	“Post-tax distributable earnings per fully diluted share” are defined as post-tax distributable earnings divided by the weighted-average number of fully diluted shares for the period.

BGC’s distributable earnings per share calculations assume either that:

•	The fully diluted share count includes the shares related to the dilutive instruments, such as the Convertible Senior Notes, but excludes the associated interest expense, net of tax, when the impact would be dilutive; or

•	The fully diluted share count excludes the shares related to these instruments, but includes the associated interest expense, net of tax.

Each quarter, the dividend to common stockholders is expected to be determined by the Company’s Board of Directors with reference to post-tax distributable earnings per fully diluted share. In addition to the Company’s quarterly dividend to common stockholders, BGC Partners expects to pay a pro-rata distribution of net income to BGC Holdings founding/working partner and other limited partnership units, including REUs, RPUs, LPUs, PSUs and PSIs, and to Cantor for its noncontrolling interest. The amount of all of these payments is expected to be determined using the above definition of pre-tax distributable earnings per share.

Certain employees who are holders of RSUs are granted pro-rata payments equivalent to the amount of dividends paid to common stockholders. Under GAAP, a portion of the dividend equivalents on RSUs is required to be taken as a compensation charge in the period paid. However, to the extent that they represent cash payments made from the prior period’s distributable earnings, they do not dilute existing stockholders and are therefore excluded from the calculation of distributable earnings.

Distributable earnings is not meant to be an exact measure of cash generated by operations and available for   distribution, nor should it be considered in isolation or as an alternative to cash flow from operations or GAAP net income (loss). The Company views distributable earnings as a metric that is not necessarily indicative of liquidity or the cash available to fund its operations.

Pre- and post-tax distributable earnings are not intended to replace the Company’s presentation of GAAP financial results. However, management believes that they help provide investors with a clearer understanding of BGC Partners’ financial performance and offer useful information to both management and investors regarding certain financial and business trends related to the Company’s financial condition and results of operations. Management believes that distributable earnings and the GAAP measures of financial performance should be considered together.

Management does not anticipate providing an outlook for GAAP “revenues,” “income (loss) from operations before income taxes,” “net income (loss) for fully diluted shares,” and “fully diluted earnings (loss) per share,” because the items previously identified as excluded from pre-tax distributable earnings and post-tax distributable earnings are difficult to forecast. Management will instead provide its outlook only as it relates to revenues for distributable earnings, pre-tax distributable earnings and post-tax distributable earnings.

For more information on this topic, please see the tables in the most recent Earnings Release entitled “Reconciliation of Revenues Under GAAP and Distributable Earnings,” and “Reconciliation of GAAP Income to Distributable Earnings” which provide a summary reconciliation between pre- and post-tax distributable earnings and the corresponding GAAP measures for the Company in the periods discussed in this document.

About BGC Partners, Inc.

BGC Partners is a leading global brokerage company servicing the financial and real estate markets. Products include fixed income securities, interest rate swaps, foreign exchange, equities, equity derivatives, credit derivatives, commercial real estate, commodities, futures, and structured products. BGC also provides a wide range of services, including trade execution, broker-dealer services, clearing, processing, information, and other back-office services to a broad range of financial and non-financial institutions. Through its BGC Trader and BGC Market Data brands, BGC offers financial technology solutions, market data, and analytics related to numerous financial instruments and markets. Through the Newmark Grubb Knight Frank brand, the Company offers a wide range of commercial real estate services including leasing and corporate advisory, investment sales and financial services, consulting, project and development management, and property and facilities management. BGC’s customers include many of the world’s largest banks, broker-dealers, investment banks, trading firms, hedge funds, governments, corporations, property owners, real estate developers, and investment firms. BGC’s common stock trades on the NASDAQ Global Select Market under the ticker symbol “BGCP.” BGC has also has an outstanding bond issuance of 8.125 percent Senior Notes due June 15, 2042, which trade on the New York Stock Exchange under the symbol “BGCA.” BGC Partners is led by Chairman and Chief Executive Officer Howard W. Lutnick. For more information, please visit www.bgcpartners.com.

BGC, BGC Trader, Grubb & Ellis, Grubb and Newmark are trademarks and service marks of BGC Partners, Inc. and its affiliates. Knight Frank is a service mark of Knight Frank Limited Corp., used with permission.

Discussion of Forward-Looking Statements by BGC Partners

Statements in this document regarding BGC Partners’ business that are not historical facts are “forward-looking statements” that involve risks and uncertainties. Except as required by law, BGC undertakes no obligation to release any revisions to any forward-looking statements. For a discussion of additional risks and uncertainties, which could cause actual results to differ from those contained in the forward-looking statements, see BGC’s Securities and Exchange Commission filings, including, but not limited to, the risk factors set forth in our public filings, including our most recent Form 10-K and any updates to such risk factors contained in subsequent Form 10-Q or Form 8-K filings.

CONTACTS

Media:	Investors:
Hannah Sloane	Jason McGruder
212-294-7938	212-829-4988

Sarah Laufer	Jason Chryssicas
212-915-1008	212-915-1987

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